EXHIBIT 2.3

                                 AMENDMENT NO. 1


         THIS AMENDMENT, made this 6th day of January, 1995 by and among Bergen

Brunswig Corporation, a New Jersey corporation ("BBC"), Biddle & Crowther

Company, a Washington corporation (the "Corporation"), Raymond L. Biddle and

Berkley G.  Biddle (the "Stockholders")


                                    RECITALS
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A.   BBC, the Corporation and the Stockholders entered into an Agreement and

Plan of Merger as of November 16, 1994 providing for the merger of the

Corporation with and into BBC (the "Plan);

B.   The parties entered into a Supplemental as of the same date (the

"Supplemental Agreement");

C.   The parties desire to amend the Plan and the Supplemental Agreement;

D.   In consideration of the foregoing factors and the mutual covenants contained herein, the parties have amended the Supplemental Agreement by a separate agreement and agree hereby to amend the Plan as follows:

     1.   Section 1.11 is hereby amended to read  as follows:

          "1.11    Estimated Net Asset Value  is agreed to be $7,679,861."

     2.   Section 1.16 is hereby amended to read as follows:

          "1.16 Initial Non-Escrowed Shares of Stock shall mean that number of shares of Stock having an aggregate value, calculated at Market Value, equal to the Estimated Merger Consideration, less the number of Initial Escrowed Shares."

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     3.   Section 1.18 is hereby amended to read as follows:

          "1.18    Market Value is agreed to be $17 5/8."

     4.   Section 1.19 is hereby amended to read as follows:

          "1.19 Merger Consideration shall mean Net Asset Value plus $3,000,000. Estimated Merger Consideration is agreed to be $10,679,861, representing Estimated Net Asset Value plus $3,000,000."

     5.   Section 1.20 is hereby amended in its entirety to read as follows:

          "1.20 Net Asset Value shall mean the Corporation's assets as of the Takeover Date, as valued pursuant to Section 5.2, less the Corporation's liabilities as of the Takeover Date, as valued pursuant to Section 5.3. Net Asset Value shall be calculated after deducting the Special Dividends paid pursuant to
                   Section 4.15."

     6.   Section 1.30 is hereby amended to add the following cross references:

               "Environmental Defect -------------------------------10.10"

               "Previously Owned Properties ------------------------10.10"

               "Takeover Date -------------------------------------5.2(a)"

     7. The revised form of Escrow Agreement to be executed and delivered pursuant to Section 2.2(d) is annexed hereto as Appendix A.

     8.   Section 2.2(e) is hereby amended in its entirety to read as follows:

          "(e) Post-Closing Adjustment. If the Net Asset Value, as shown by the Final Accountant's Report prepared pursuant to Article V hereof, should exceed the Estimated Net Asset Value, then BBC shall deliver to the Escrow Agent that number of additional shares of Stock determined by multiplying such excess by the Escrow Percentage, and shall issue and deliver the balance of those additional shares to the stockholders of the Corporation in proportion to their respective Pro-Rata Shares. In no event shall BBC be required to issue more shares of Stock in connection with the Merger, including shares to be issued at and shares to be issued after the Closing, than that number of shares which have an aggregate value, calculated at Market Value, equal to 110% of Estimated Net Asset Value plus $3,000,000. If the Estimated Net Asset Value should exceed the Net Asset Value as of the Takeover Date, as shown by the Final Accountant's Report, BBC shall be entitled to a refund of that number of shares determined by


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                   dividing that shortfall by the Market Value.  The
                   Stockholders shall cause the Escrow Agent to return to BBC that number of shares determined by multiplying that shortfall by the Escrow Percentage, and agree jointly and severally to cause the stockholders of the Corporation to refund the balance of those shares to BBC."

     9. Sections 4.7, 4.8 and 4.16 are hereby amended in their entirety to read as follows:

          "4.7 Security. Commencing at the close of business on the day prior to the Takeover Date, BBC shall have the right, together with the Corporation, but not the obligation, to control ingress and egress from the Premises and to secure the Corporation's property against loss.

          "4.8 Risk of Loss. The risk of loss to the assets and business of the Corporation shall remain with the Corporation until the Effective Time of the Merger notwithstanding the fact that BBC may take possession and control of the Corporation's assets and the Premises as of the Takeover Date.

          "4.16 Environmental Matters. In view of the fact that each of the leased Premises (other than the Seattle Premises) is part of a multi-tenant facility, BBC and the Corporation have agreed that it does not make economic sense to conduct Phase I Environmental studies at those locations. Based on that agreement and upon the modifications to the indemnification obligations of the Stockholders set forth in Sections 10.2 and 10.10 hereof, BBC hereby waives its right to conduct Phase I studies as a condition of its obligation to close the Merger."

     10.  Sections 5.2 and 5.3 are amended in their entirety to read as follows"

          "5.2 Asset Value. For purposes of determining Net Asset Value, the Corporation's assets shall be valued in accordance with GAAP except as follows:

                   (a) inventory. Prior to the close of business on January 6, 1995 (the "Takeover Date"), the Corporation and BBC shall inspect the inventory and attempt jointly to remove everything other than that which is currently saleable in the ordinary course of the Corporation's business ("Saleable Inventory"). Inventory which is damaged or obsolete shall be removed and placed in the Corporation's morgue. "Obsolete Inventory" shall mean disposable inventory which has an expiration date, as of the Takeover Date, of ninety-one (91) days or less, and other inventory for which the Corporation has had no sales during the twelve (12) months prior to the Takeover Date. Commencing after the close of business on the Takeover Date, the Stockholders and BBC shall jointly make a physical count of Saleable Inventory owned by the Corporation and located in the Premises. The Stockholders and BBC shall


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                   each be represented at its own expense by such employees and other representatives as each of them may deem necessary.
                   Any sales made on or before the Takeover Date shall be for the Corporation's account. Any sales made after the Takeover Date shall be for BBC's account. A sale shall be deemed to occur when a shipment is made. Saleable Inventory shall be valued at the Corporation's replacement cost on the Takeover Date. For purposes of determining Net Asset Value, damaged inventory shall be valued at zero and Obsolete Inventory shall be valued at fifty percent (50%) of its FIFO Cost as of the Takeover Date (the "Closing Value"). BBC shall attempt, in the ordinary course of its business, to sell the Corporation's Obsolete Inventory for a period of twelve (12) months after the Closing Date. On the first anniversary of the Closing, the proceeds from the sale of the Obsolete Inventory after the Closing shall be determined. If such proceeds exceed the Closing Value, BBC shall issue and deliver shares of Stock having a Market Value equal to such excess proceeds to the stockholders of the Corporation in proportion to their respective Pro-Rata Shares. If the Closing Value exceeds such proceeds, the Stockholders shall refund to BBC that number of shares of Stock having an aggregate Market Value equal to the amount of that shortfall.

                   (b) trade accounts receivable. The Trade Accounts Receivable shall be valued as of the Takeover Date at face value less advance payments from customers, subject to the guarantee provisions of Section 10.11.

                   (c) supplies and prepaid expenses. Supplies and prepaid expenses shall be valued as of the Takeover Date at replacement cost.

                   (d) computer equipment. Computer equipment shall be valued as of the Takeover Date at fair market value.

                   (e)  intangible assets.   No value shall be attributed to any
                   intangible assets of the Corporation.

          "5.3 Liability Value. For purposes of determining Net Asset Value, the Corporation's liabilities shall be valued in accordance with GAAP except as follows:

                   (a) accounts payable, accrued vacation and other current liabilities. Accrued vacation and other current liabilities shall be valued at the gross amount thereof as of the Takeover Date. Accounts payable shall be valued at the gross amount thereof less discounts available to the Corporation on the Takeover Date. Debit Memos which have not been rejected by vendors as of the Takeover Date shall also be deducted from accounts payable.


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                   (b)  pension plan. The projected benefit obligation under the
                   Corporation's defined benefit pension plan as of the Takeover Date in excess of the fair value of plan assets on hand as at that date shall be recorded as a liability of the Corporation along with a reasonable estimate of the costs and expenses necessary to terminate that plan.

                   (c)  clauson contract.   The Corporation shall accrue a
                   liability of $75,000 with respect to the Clauson contract as of the Takeover Date; provided, however, that if the Corporation should pay $50,000 to Clauson on or before the Closing Date, the accrual provided for in this Section shall be reduced to $25,000.

                   (d) sick leave. For the purpose of arriving at Estimated Net Asset Value, the parties have agreed that the Corporation shall accrue $50,000 with respect to sick leave benefits for its employees, but this agreement is not intended to override the party's agreement that the Corporation's sick leave benefits are to be accrued in the Final Accountant's Report in accordance with GAAP."

     11.  Clause (iii) of Section 10.2 (a) is hereby amended to read as follows:

          "(iii) any fixed or contingent liability of the Corporation (including but not limited to liabilities, if any, to Norwest Financial Leasing, Inc. under its general dealer agreement with the Corporation, and any other liabilities arising in torts, contracts, guarantees and indemnities) which existed as of the Takeover Date in excess of any provision for such obligation or liability in the Final Accountant's Report,"


     12.  Clause (vi) of Section 10.2 (a) is hereby amended to read as follows:

          "(vi) any underground storage tank located at any of the Premises, and any Environmental Defect existing at any of the Premises or on the US West Property before the Closing Date;"

     13.  Section 10.4 (b) is hereby amended in its entirety to read as follows:

          "(b) Disputes. If there is any dispute as to the right of indemnification and defense hereunder, the disputing party shall give the other party written notice of such dispute not later than twenty (20) days after receipt of a demand for indemnification. If the dispute cannot be resolve amicably within ten (10) days thereafter, either party shall have the right to submit the dispute to binding arbitration. Any such arbitration proceeding shall be conducted in Portland, Oregon in accordance with the terms of the Escrow Agent's


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                   Arbitration Program which is annexed as Schedule 4 to
                   Appendix A annexed hereto."

     14.  Section 10.10 is hereby amended in its entirety to read as follows:

          "10.10 Environmental Cleanup. The Representative shall direct the Escrow Agent to reimburse BBC for any environmental cleanup costs incurred by BBC in excess of the accrual for that purpose included in the Final Accountant's Report. The Stockholders agree, jointly and severally, to indemnify, defend and hold BBC harmless against any cleanup costs, expenses and fines, and all costs, including attorneys fees, in defending against any action which may be instituted by any federal or state agency, or by any present or former owner of any of the Premises or of the properties identified in Exhibit 2.6 annexed to the Supplemental Agreement,as amended (the "Previously Owned Properties"), or by any other person, for payment or reimbursement of or contribution to the payment of any such cleanup costs and any cleanup or other costs, expenses and fines resulting from the generation, manufacture, refining, transporting, treatment, storage, handling, disposal, transfer or processing of Regulated Substances by the Corporation or companies acquired by it, or in defending any action or claim under the leases listed on Exhibit 2.7.1 to the Supplemental Agreement, the lease to the Seattle Premises to be executed pursuant to
                   Section 4.17, or the Previously Owned Properties, alleging that the presence on any such Premises or the Previously Owned Properties of Regulated Substances, which came to be located on the Premises or the Previously Owned Properties prior to the Closing, is a defect in the Premises or the Previously Owned Properties for which BBC is liable ("Environmental Defect").



     15.  The following sentence is hereby added to section 10.17:

                   "When the Initial Accountant's Report shall have become final and the post-closing adjustments, if any, required by Section 2.2(e) shall have been made, BBC and the Representative shall promptly give the Escrow Agent notice of those facts."



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     IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first written above.



                                  BERGEN BRUNSWIG CORPORATION


                                  By:/s/ Milan A. Sawdei
                                     ------------------------------------------
                                     Milan A. Sawdei, Executive Vice President,
                                     Chief Legal Officer and Secretary

                                  BIDDLE & CROWTHER COMPANY


                                  By:/s/ Berkley G. Biddle
                                     ------------------------------------------
                                     Berkley G. Biddle, President


                                     /s/ Raymond L. Biddle
                                     ------------------------------------------
                                     Raymond L. Biddle



                                     /s/ Berkley G. Biddle
                                     ------------------------------------------
                                     Berkley G. Biddle, individually and as
                                     Representative and Attorney-in-Fact for the
                                     persons listed on Schedule 1 to Appendix A
                                     annexed hereto



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